Exhibit 10.8

AMENDMENT NO. 004

THIS AMENDMENT NO. 004 (“Amendment”) is made as of the 9th day of May, 2006, between General Electric Capital Corporation (“Secured Party”) and Discovery Laboratories, Inc. (“Debtor”) in connection with that certain Master Security Agreement, dated as of December 20, 2002, as amended from time to time (“Agreement”). The terms of this Amendment No. 004 are hereby incorporated into the Agreement as though fully set forth therein. Secured Party and Debtor mutually desire to amend the Agreement as set forth below. Section references below refer to the section numbers of the Agreement.

In consideration of Secured Party (i) extending the Anticipated Funding Period under the Confidential Loan Proposal dated October 18, 2004 (“Proposal”) for an additional period of six (6) months and (ii) making available, subject to the funding conditions contained in the Proposal, the entire Loan Amount under the Proposal (notwithstanding that FDA approval to market Debtor’s Surfaxin™ for RDS in premature infants (“FDA Approval”) has not been obtained), Debtor agrees that all existing Indebtedness and all advances from and after the date of this Amendment No, 004 shall be subject to the Agreement as amended by this Amendment.

Subsection 2(l) is hereby added and read as follows:

“(i) Subject to the rights of PharmaBio Development Inc. (“PharmaBio”) under that certain Amended and Restated Security Agreement dated December 10, 2001, as amended and restated as of November 3, 2004 (the PharmaBio Agreement”) and any rights granted under the terms of this Amendment, Debtor will not subject its Intellectual Property, as defined in Section 7 below, or permit its Intellectual Property to made the subject of any liens, claims or encumbrances of any kind whatsoever, except for Permitted Liens as defined in subsection (k) of this Section. The prohibitions described in this Section 2(l)(i) shall terminate upon Debtor’s receipt of the FDA Approval.

(ii) Supplemental Collateral. Capitalized terms used but not defined in this Section 2(l)(ii) and not defined in the Agreement shall have the meanings given to them in the PharmaBio Agreement.

(A) Debtor grants to Secured Party, its successors and assigns to Secured Party, its successors and assigns, a security interest in all of the Supplemental Collateral.

(B) For purposes of this Section 2(l), “Supplemental Collateral” shall mean (but only to the extent the following elements of the Supplemental Collateral relate to or arise out of or in connection with the sale, lease, conveyance, transfer or disposition of any right, title or interest in, to or under the Product, the Product Intellectual Property or the License Agreement in the Territory) all right, title and interest of Borrower in, to and under any and all of the following, whether now existing or hereafter existing or acquired from time to time, in the Territory: (a) all Accounts, Chattel Paper, Contract Rights, Contracts, Commercial Tort Claims, Deposit Accounts, Documents, General Intangibles, Instruments, monies, Payment Intangibles, Promissory Notes and Receivables, relating to, arising out of or in connection with any sale, lease, conveyance, transfer or disposition of any right, title or interest in, to or under the Product, the Product Intellectual Property or the License Agreement; (b) all regulatory applications, filings or similar items related to the Product, including without limitation the NDA for the Product and all supplements, records, and reports that are required to be maintained under applicable FDA regulations and all related correspondence to and from the FDA, and all clinical data related to any such regulatory applications, filings or similar items; (c) all books, records, computer information, files, documents, data or other materials related to or arising out of or in connection with any and all of the foregoing; and (d) all Proceeds of any and all of the foregoing; provided, however, that the Supplemental Collateral shall not include the Product Intellectual Property or the License Agreement themselves; provided, further, that the Supplemental Collateral shall not include Proceeds derived from or in connection with the sale, lease, conveyance, transfer or disposition of any right, title or interest in Intellectual Property of Borrower to the extent, and only to the extent, that such Proceeds relate to the sale, lease, conveyance, transfer or disposition of any right, title or interest in products other than the Product. For the avoidance of doubt, the Supplemental Collateral shall not include any payment rights or proceeds to which Borrower is entitled under any third party licensing agreements involving the Product, the Product Intellectual Property or the License Agreement (each a “Product Licensing Agreement”); provided, however, that the Supplemental Collateral shall include the proceeds of any outright sale or other similar disposition by Borrower of any or all its rights under any such Product Licensing Agreement.

(C) The Supplemental Collateral shall for all purposes constitute “Collateral” under the terms of the Agreement; provided, however, that the Secured Party’s security interest in the Supplemental Collateral shall be subordinate to those granted to PharmaBio under the PharmaBio Agreement, notwithstanding the time, order or method of attachment or perfection of security interests, or the time or order of filing of financing statements or other liens or security interests of Secured Party or PharmaBio. Secured Party expressly acknowledges and agrees that (i) Secured Party expressly agrees that it shall not exercise any rights provided in this Section 2(l) seek to enforce any remedy with respect to the Supplemental Collateral until such time as the obligations of Debtor to PharmaBio have been fully discharged, and (ii) the security interest granted to Secured Party by Borrower in the Supplemental Collateral provides only a right to receive proceeds of any sale, conveyance, transfer or disposition described in the above definition of Supplemental Collateral and does not provide Secured Party with any right to commence or demand commencement of any such sale, lease, conveyance, transfer or disposition or to exercise any other remedies with respect to the Supplemental Collateral.

(D) The rights of Secured Party in and to the Supplemental Collateral granted under this Section 2(l)(ii) shall terminate upon the earlier to occur of (x) receipt by Debtor of the FDA Approval, and (y) payment in full of Debtor’s Obligations under the PharmaBio Agreement, but only so long as Debtor has 12 months of cash burn at the time of such payment. If Debtor does not have 12 months of cash burn at the time of such payment Secured Party’s rights in and to the Supplemental Collateral shall terminate at any time thereafter upon demonstration by Debtor that such 12 month cash burn status has been achieved.

(E) Secured Party agrees that, to the extent that Supplemental Collateral is applied to satisfy any Indebtedness of Debtor to Secured Party under the Debt Documents, as provided under the terms of this Agreement, Secured Party shall be deemed to have consented to any such prepayment.

(F) Upon termination of the security interest provided herein, either pursuant to this Section 2(l) or as a consequence of the full payment by Debtor of all Indebtedness, Secured Party hereby agrees that it will immediately file termination statements and execute such other documents and acknowledgments that Debtor may reasonably request; provided, that if Secured Party shall fail to file any termination statement, Secured Party agrees that Debtor as the true and lawful attorney-in-fact of Secured Party, may take all appropriate action, including filing termination statements, to effect the termination of the security interest provided herein.

Subsection 7(a)(xvi) is hereby amended and restated in its entirety as follows:

“(xvi) Debtor or any guarantor or other obligor for any of the Indebtedness sells, transfers, assigns, mortgages, pledges, leases, grants a security interest in or encumbers any or all of Debtor’s Intellectual Property now existing or hereafter acquired.  For purposes of Subsection 2(l)(i) and this Subsection 7(a)(xvii), “Intellectual Property” shall consist of Debtor’s material owned or licensed patents, trademarks and copyrights used in Debtor’s research and development activities in connection with the development of its drug pipeline; provided, that licenses or sublicenses by the Debtor of its Intellectual Property as part of a research and development or similar arrangement or otherwise related to the development, marketing and distribution of its drug products shall be excluded.  For the avoidance of doubt, Intellectual Property shall not include computer programs owned or leased by Debtor for use in the administration of its general business activities or installed in computer hardware that is not a part of Debtor’s research and development activities. Debtor shall provide Secured Party with a listing of licenses and sublicenses granted to third parties within ten (10) days of receipt of written request. Upon Debtor’s receipt of the FDA Approval this Subsection 7(a)(xvi) shall terminate and none of the events described herein shall constitute a default under this Agreement.”

EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2(l) OF THE AGREEMENT, ADDED ABOVE, TERMS USED, BUT NOT OTHERWISE DEFINED IN THIS AMENDMENT SHALL HAVE THE MEANINGS GIVEN TO THEM IN THE AGREEMENT. EXCEPT AS EXPRESSLY AMENDED HEREBY, THE AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT. IF THERE IS ANY CONFLICT BETWEEN THE PROVISIONS OF THE AGREEMENT AND THIS AMENDMENT NO. 004, THEN THIS AMENDMENT NO. 004 SHALL CONTROL.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No.004 by signature of their respective authorized representative set forth below.

General Electric Capital Corporation	Discovery Laboratories, Inc.

By: /s/ John Edel	By: /s/ John G. Cooper

Name: /s/ John Edel	Name: /s/ John G. Cooper

Title: SVP	Title: Executive VP, CFO